UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment #1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2005

Commission File Number: 000 - 28305

FAIRCHILD INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	91 - 1880015
(state or other jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

Suite 602, 595 Hornby Street, Vancouver, British Columbia, Canada V6C 1A4
 (Address of principal executive offices)

     (604) 646-5611
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Current Report on Form 8-K/A amends Item 2.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2005 (the "Form 8-K Report"), reporting the acquisition of Syngas Energy Corp. (“Syngas”) by the registrant, Fairchild International Corporation (the “Company”). The Form 8-K Report is hereby amended to disclose that the closing of the acquisition of Syngas has not been completed and to report that Syngas’ ownership of technology which was considered its primary asset is in dispute.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 8, 2005, the Company initiated the closing of two share exchange agreements with shareholders of Syngas, copies of which are attached as Exhibits 10.1 and 10.2 to the Form 8-K Report (the “Share Exchange Agreements”). On April 8, 2005, the Company issued 30,047,500 common shares of the Company to five Syngas shareholders, pursuant to the Share Exchange Agreements. The Share Exchange Agreements require that the shareholders of Syngas, at closing, need to deliver to the Company documents evidencing the transfer of 30,047,500 shares of the common stock of Syngas to the Company and share certificates for the shares being purchased by the Company.

As of May 31, 2005, the Company had not yet received any share certificates from the Syngas shareholders. Also, on June 2, 2005, Syngas filed a court action in the Supreme Court of British Columbia against the 975110 Alberta Ltd., Wilfred J. Ouellette and Gloria Porter seeking a declaration that Syngas is the purchaser of the integrated gasification production system which has been devoting its resources to since inception (the “Gasification Technology”) and that Syngas is now the sole legal and beneficial owner of the Gasification Technology (the “Action”). More details on the Action are described below.

As a result of the failure of the Syngas shareholders to deliver shares certificates to the Company, and because of the Action, the closing of the Share Exchange Agreements has been postponed to June 30, 2005. The 30,047,500 common shares of the Company that were issued on April 8, 2005 to the Syngas shareholders will remain issued and outstanding, so long as proper payment for the shares in the form of Syngas share certificates are issued and delivered to the Company by the proposed closing date of June 30, 2005.

Syngas is a company that was incorporated in British Columbia, Canada on December 14, 2004. Since its inception, Syngas has devoted its resources to the development of integrated gasification production system technology that combines modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity (the “Gasification Technology”). Syngas developed the Gasification Technology in the belief that it was the owner of the Gasification Technology pursuant to an agreement that was entered into on December 6, 2004 with 975110 Alberta Ltd., Wilfred J. Ouellette and Gloria Porter (the “Vendors”), whereby the Vendors agreed to sell the Gasification Technology in exchange for 10,000,000 shares of the purchaser. There was a defect in the written agreement in that the agreement was entered one week before Syngas was incorporated, and the name of the purchaser was described as HC Hydro-Combustion Corp., a company that never existed. After the signing of the Agreement, all the parties proceeded as though Syngas was the purchaser referred to in the written agreement, and Syngas issued 10,000,000 shares to 975110 Alberta Ltd. to acquire the technology, and has paid approximately $22,000 in developing the technology. Syngas has asked the Vendors to sign a new agreement demonstrating that Syngas is the sole legal and beneficial owner of the Gasification Technology, but the Vendors refused. As a result Syngas started the Action against the Vendors. Wilf Ouellette, one of the defendants in the Action, has been a director of Syngas since February 22, 2005. Mr. Ouellette is also a major shareholder and a director of 975110 Alberta Ltd., another defendant in the action. 975110 Alberta Ltd. is a party to one of the Share Exchange Agreements, and 10,000,000 shares have been issued to 975110 Alberta Ltd. in anticipation of the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2005	FAIRCHILD INTERNATIONAL CORPORATION.
(Issuer)

By:	/s/ Anish Somani
Anish Somani, Director, President,
Chief Executive Officer,
Chief Financial Officer